Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Precision BioSciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2019 Incentive Award Plan	Equity	Common Stock, par value $0.000005 per share	Rule 457(c) and 457(h)	5,500,000(2)	$1.65(5)	$9,075,000	$92.70 per million dollars	$841.25
2019 Employee Stock Purchase Plan	Equity	Common Stock, par value $0.000005 per share	Rule 457(c) and 457(h)	1,000,000(3)	$1.65(5)	$1,650,000	$92.70 per million dollars	$152.95
2021 Employment Inducement Incentive Award Plan	Equity	Common Stock, par value $0.000005 per share	Rule 457(c) and 457(h)	6,000,000(4)	$1. 65(5)	$9,900,000	$92.70 per million dollars	$917.73
	Total Offering Amounts					$20,625,000		$1,911.93
	Total Fee Offsets							$—
	Net Fee Due							$1,911.93

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers such additional shares of common stock, $0.000005 par value per share (“Common Stock”), of Precision BioSciences, Inc. (the “Registrant”), as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2)

Represents an additional 5,500,000 shares of Common Stock estimated to become available on January 1, 2024 or thereafter under the 2019 Incentive Award Plan (the “2019 Plan”) pursuant to the provisions of the 2019 Plan that provide for an automatic annual increase in the number of shares of Common Stock available for issuance thereunder (and estimated solely for the purposes of the calculations herein).

(3)

Represents an additional 1,000,000 shares of Common Stock estimated to become available on January 1, 2023 or thereafter under the 2019 Employee Stock Purchase Plan (the “2019 ESPP”) pursuant to the provisions of the 2019 ESPP that provide for an automatic annual increase in the number of shares of Common Stock available for issuance thereunder (and estimated solely for the purposes of the calculations herein).

(4)	Represents an additional 6,000,000 shares of Common Stock available for issuance under the 2021 Employment Inducement Incentive Award Plan (the “2021 Inducement Plan”).

(5)

Estimated in accordance with the provisions of Rule 457(h) and Rule 457(c) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and calculated based on $1.65 per share, which represents the average high and low prices of the Registrant’s Common Stock reported on The Nasdaq Global Select Market on August 23, 2022.